Exhibit 99(a)

BNC Bancorp Declares Cash Dividend

THOMASVILLE, N.C., Dec. 17 /PRNewswire-FirstCall/ — BNC Bancorp (Nasdaq: BNCN) today announced that its Board of Directors declared an annual cash dividend of $0.14 per share. The dividend will be paid February 26, 2004 to shareholders of record as of February 12, 2004.

Commenting on the announcement, W. Swope Montgomery, Jr., President and CEO, said, “We are very pleased to be in a position to increase our annual dividend by 28% on a split adjusted basis. With the financial success enjoyed by the Company this year, we are very proud to be able to share this success with our shareholders in the form of an increase in the stock price of more than 48% since the first of the year, a stock dividend of 10% during the third quarter, and this increase in the cash dividend.”

BNC Bancorp is the parent company of Bank of North Carolina, a $337 million commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, Archdale, Lexington, Kernersville and Oak Ridge, North Carolina. In addition, the Bank operates commercial loan production offices in High Point and Salisbury, North Carolina, and mortgage production offices in Winston-Salem and Mt. Airy, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the Nasdaq Small-Cap market under the symbol “BNCN.”

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

SOURCE BNC Bancorp

-0- 12/17/2003 /CONTACT: W. Swope Montgomery, Jr., President and CEO of BNC Bancorp, +1-336-476-9200/ /Web site: http://www.bankofnc.com / (BNCN)

CO:	BNC Bancorp; Bank of North Carolina
ST:	North Carolina
IN:	FIN
SU:	DIV